Yield10 Bioscience Announces Adjournment of Special Meeting of Stockholders

WOBURN, Mass. - November 29, 2017 - Yield10 Bioscience, Inc. (NASDAQ:YTEN) announced today that the Special Meeting of Stockholders scheduled for today to vote on a proposal to decrease the number of shares authorized has been adjourned to December 27, 2017 at 11:30 am ET at 19 Presidential Way, Woburn, MA 01801.

The adjournment is to allow for the solicitation of additional votes in favor of the proposal contained in the definitive proxy statement that Yield10 filed with the Securities and Exchange Commission on October 17, 2017 regarding an amendment to the Corporation’s Amended and Restated Certificate of Incorporation, as amended, to decrease from 250 million to 40 million shares the aggregate number of common stock that are authorized to be issued. Approval of a majority of all outstanding shares of Yield10 Bioscience common stock is necessary for this proposal to be approved.

Today’s adjournment provides stockholders who have not yet voted an additional opportunity to do so. Proxies previously submitted for the meeting will be voted as previously instructed at the reconvened meeting unless properly revoked.

About Yield10 Bioscience

Yield10 Bioscience, Inc. is focused on developing new technologies to achieve step-change improvements in crop yield to enhance global food security. Yield10 has an extensive track record of innovation based around optimizing the flow of carbon in living systems. Yield10 is leveraging its technology platforms and unique knowledge base to design precise alterations to gene activity and the flow of carbon in plants to produce higher yields with lower inputs of land, water or fertilizer. Yield10 is advancing several yield traits it has developed in crops such as Camelina, canola, soybean and rice. Yield10 is headquartered in Woburn, MA and has an Oilseeds center of excellence in Saskatoon, Canada.

For more information about the company, please visit www.yield10bio.com.

(YTEN-G)

Safe Harbor for Forward-Looking Statements

This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical, including, without limitation, statements related to the potential outcome of the pending stockholder vote on the proposal, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Yield10 Bioscience's filings with the Securities and Exchange Commission. Yield10 assumes no obligation to update any forward-looking information contained in this press release or with respect to the matters described herein.

Contacts:
Yield10 Bioscience:
Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com

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